SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Check the appropriate box:

[ ]  Preliminary Information Statement   [ ]  Confidential, for Use of the
[X]  Definitive Information Statement         Commission Only
                                              (as permitted by Rule 14c-5(d)(2))

                          WORLD WIDE STONE CORPORATION
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                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

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     2)   Aggregate number of securities to which transaction applies:

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     3)   Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)   Proposed maximum aggregate value of transaction:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

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                          WORLD WIDE STONE CORPORATION

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                              INFORMATION STATEMENT
               MAJORITY STOCKHOLDER ACTION AS OF DECEMBER 15, 2000

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                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     NOTICE IS HEREBY GIVEN TO ALL STOCKHOLDERS OF WORLD WIDE STONE CORPORATION THAT A WRITTEN CONSENT OF THE MAJORITY OF OUR COMPANY'S STOCKHOLDERS WILL BE TAKEN ON DECEMBER 15, 2000. The majority consent will cover the following actions:

     1.  To  elect   directors  to  serve  until  the  next  annual  meeting  of stockholders and until their successors are elected and qualified.

     2. To approve our 2000 Incentive Stock Plan.

     3. To ratify the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ending December 31, 2000.

     These items of business are more fully described in the information statement accompanying this notice. Stockholders of record as of the close of business on November 3, 2000, are entitled to receive this information statement. Stockholders holding approximately 57.3% of our outstanding common stock have advised us that they intend to consent in writing to each of these matters. We therefore are not holding a stockholders' meeting or soliciting proxies on these matters.

                                        By Order of the Board of Directors

                                        /s/ Michael D. Nafziger

Phoenix, Arizona                        Michael D. Nafziger
November 20, 2000                       Secretary

                          WORLD WIDE STONE CORPORATION
                             5236 SOUTH 40TH STREET
                             PHOENIX, ARIZONA 85040

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                     INFORMATION STATEMENT FOR STOCKHOLDERS

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                            VOTING AND OTHER MATTERS

GENERAL

     The Board of Directors of World Wide Stone Corporation, a Nevada corporation, is furnishing this information statement to our stockholders in connection with certain actions to be taken by a written consent of the holders of a majority of our outstanding common stock to be taken on December 15, 2000. The action by written consent is being taken in accordance with Sections 78.310 and 78.320 of the Nevada Revised Statutes. The holders of approximately 57.3% of our outstanding common stock have advised us that they intend to consent in writing to the following matters:

     *    election of directors;

     *    approval of our 2000 Incentive Stock Plan; and

     * ratification of Arthur Andersen LLP as our independent auditors for the fiscal year ending December 31, 2000.

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This information statement is being first mailed on or about November 20, 2000, to all stockholders of record as of November 3, 2000.

VOTING SECURITIES AND VOTING RIGHTS

     Stockholders of record at the close of business on November 3, 2000 are entitled to receive this information statement and accompanying materials. On the record date, there were outstanding 32,803,768 shares of our common stock, which excludes 2,000,000 treasury shares.

     Each holder of common stock generally would be entitled to cast one vote per share of common stock held on any matter submitted to the vote of our stockholders. Under Nevada law, however, any action that may be taken at any meeting of our stockholders may be taken by written consent of the requisite number of stockholders required to take such action. The election of directors requires the affirmative vote of a plurality of the shares of common stock voting for directors, and the approval of our 2000 Incentive Stock Plan and ratification of Arthur Andersen LLP as our independent auditors requires the affirmative vote of a majority of the shares of common stock voting on each of those matters. Our articles of incorporation do not allow for cumulative voting by our stockholders.

     Franklin E. Cunningham and Spencer W. Cunningham, officers and directors of our company, own an aggregate of 18,807,695 shares of our common stock, representing approximately 57.3% of our common stock. See "Security Ownership of Principal Stockholders, Directors, and Officers." Messrs. Cunningham and Cunningham have advised us that they intend to consent in writing to each of the matters described in this information statement, which ensures approval of each proposal. We therefore are not holding a stockholders' meeting or soliciting proxies on these matters.

EXPENSES OF INFORMATION STATEMENT

     We will pay the expenses of preparing and mailing this information statement and other materials that accompany this statement. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding this information statement and accompanying materials to such beneficial owners. We also may pay for and use the services of other individuals or companies to distribute this information statement and accompanying materials if our Board of Directors determines that it is advisable to do so.

ANNUAL REPORT AND OTHER MATTERS

     Our 1999 Annual Report to Stockholders and Form 10-QSB for the quarter ended June 30, 2000, which were mailed to stockholders with or preceding this information statement, contain financial and other information about our company, but are not incorporated into this information statement and are not to be considered a part of these materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934. WE WILL PROVIDE UPON WRITTEN REQUEST, WITHOUT CHARGE TO EACH STOCKHOLDER OF RECORD AS OF THE RECORD DATE, A COPY OF OUR ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 AND FORM 10-QSB FOR THE QUARTER ENDED JUNE 30, 2000, AS FILED WITH THE SEC. ANY EXHIBITS LISTED IN THE FORM 10-KSB OR FORM 10-QSB REPORT ALSO WILL BE FURNISHED UPON REQUEST AT THE ACTUAL EXPENSE INCURRED BY US IN FURNISHING SUCH EXHIBITS. ANY SUCH REQUESTS SHOULD BE DIRECTED TO OUR COMPANY'S SECRETARY AT OUR EXECUTIVE OFFICES AT THE ADDRESS SET FORTH IN THIS INFORMATION STATEMENT.

                              ELECTION OF DIRECTORS

NOMINEES

     Our bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. A board of five directors is to be elected pursuant to the written consent of stockholders holding approximately 57.3% of our outstanding common stock. All of the nominees currently are directors of our company. In the event that any such nominee is unable or declines to serve as a director at the time the written consent becomes effective, the majority stockholders will execute a written consent to elect another nominee designated by the current Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.

     The following table sets forth certain information regarding the nominees for directors.

    NAME                     AGE                POSITION HELD
    ----                     ---                -------------
Franklin E. Cunningham        49        Chairman of the Board, President, and
                                          Chief Executive Officer
Spencer W. Cunningham         51        Executive Vice President, Treasurer, and
                                          Director
Aaron T. Macneil              30        Chief Financial Officer and Director
Michael D. Nafziger           45        Director of National Sales, Secretary,
                                          and Director
L. Ernest Whitesel            63        Director

     FRANKLIN E. CUNNINGHAM founded our company and has served as our President and Chief Executive Officer since August 1989 and as Chairman of the Board since November 1991. Mr. Cunningham served as our Treasurer from August 1989 to March 1998. From 1983 to 1989, Mr. Cunningham served as a consultant and agent to various architectural stone and ceramic tile materials and equipment suppliers, manufacturers, manufacturer representatives, distributors, architects, and designers in the United States, Italy, Germany, Taiwan, Spain, Portugal, India, Turkey, and Indonesia. Mr. Cunningham has been involved in various aspects of the architectural stone and ceramic tile industry since 1973. Mr. Cunningham is the brother of Spencer W. Cunningham.

     SPENCER W. CUNNINGHAM has served as our Executive Vice President and as a director of our company since August 1994. Mr. Cunningham served as our Chief Financial Officer from November 1998 until September 1999. Mr. Cunningham also served as our Vice President from August 1989 until May 1991. From January 1985 to November 1991, Mr. Cunningham operated a real estate construction company and served as an independent business development consultant in Ohio and Arizona. Mr. Cunningham is the brother of Franklin E. Cunningham.

     AARON T. MACNEIL has served as our Chief Financial Officer since September 1999 and as a director of our company since March 2000. Mr. Macneil was employed as an audit manager with Arthur Andersen LLP from September 1995 to September 1999, where he was primarily engaged in auditing publicly held companies. He is a Certified Public Accountant in the state of Arizona.

     MICHAEL D. NAFZIGER has served as our Director of National Sales and as a director of our company since August 1996, and as our Secretary since November 1998. Mr. Nafziger served as our Director of Operations from November 1995 to August 1996. Prior to joining our company, Mr. Nafziger served as Vice President
- Marketing for Genesis Technology Group from 1981 to 1983 and as President of Ultraset/Profinish from 1983 to 1991. Mr. Nafziger was self-employed as a consultant from 1991 until November 1995.

     L. ERNEST WHITESEL has served as a director of our company since November 1992. Mr. Whitesel has engaged in business investing activities as President of Hallmark Enterprises, Inc. since March 1991. Mr. Whitesel served as the principal partner in a general insurance agency from 1981 to 1990.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors held three meetings during the fiscal year ended December 31, 1999. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors held during fiscal 1999.

     Our bylaws authorize the Board of Directors to appoint among its members one or more committees consisting of one or more directors. Our Board of Directors currently does not have any committees.

DIRECTOR COMPENSATION AND OTHER INFORMATION

     Employees of our company do not receive compensation for serving as members of our Board of Directors. Non-employee directors receive $200 for each meeting attended in person. In addition, we reimburse directors for expenses related to out-of-town travel to attend meetings of the Board of Directors.

                             EXECUTIVE COMPENSATION

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The following table sets forth certain information concerning the compensation earned by our Chief Executive Officer for the fiscal years ended December 31, 1997, 1998, and 1999. No other executive officer of our company received compensation of $100,000 or more during fiscal 1999.

                           SUMMARY COMPENSATION TABLE


                                             ANNUAL COMPENSATION      ALL OTHER
                                           -----------------------  COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR   SALARY ($)(1)  BONUS($)     ($)(2)
---------------------------         ----   -------------  --------     ------
Franklin E. Cunningham              1999    $  100,000     $   0       $  962
  Chairman of the Board,            1998        83,333         0          962
  President, and Chief Executive    1997        72,000         0          962
  Officer

----------
(1) Mr. Cunningham also received certain perquisites, the value of which did not exceed 10% of his salary and bonus during fiscal 1999.
(2)  Amounts shown represent premium payments for term life insurance.

     We offer our employees, including directors who also are employees of our company, medical, dental, and life insurance benefits.

CONSULTING AGREEMENT

     During April 1999, we entered into a Separation and Consulting Agreement with Lee M. Cunningham, a director of our company, in connection with her resignation as an officer of our company. Under the agreement, Ms.

Cunningham has agreed to provide consulting services and advice to us with respect to various human resources issues that we encounter in connection with our business. We have agreed to pay Ms. Cunningham $2,080 per month for 81 months, beginning in April 1999, in consideration of services that Ms. Cunningham previously provided to us, for the consulting services she provides under the agreement, and for certain releases given by Ms. Cunningham in the agreement. We also agreed to indemnify Ms. Cunningham with respect to any losses she may incur as a result of her personal guarantees of our indebtedness to third parties prior to her resignation. Ms. Cunningham is not standing for re-election as a director of our company.

     We do not have any employment or consulting agreements with any of our other directors, officers, or other employees.

2000 STOCK OPTION PLAN

     On January 27, 2000, our Board of Directors adopted the 2000 Stock Option Plan, subject to shareholder approval. See "Proposal to Approve the 2000 Stock Option Plan."

LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS

     Our articles of incorporation provide that no director or officer of our company shall be personally liable to our company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except that a director or officer shall be liable, to the extent provided by applicable law, (a) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) for the payment of dividends in violation of restrictions imposed by Nevada laws. The effect of this provision in the articles of incorporation is to eliminate the rights of our company and our stockholders, either directly or through stockholders' derivative suits brought on behalf of our company, to recover monetary damages from a director or officer for breach of the fiduciary duty of care as a director or officer except in those instances provided under Nevada law.

     Our bylaws require us to indemnify any person who incurs liability or expense by reason of such person acting as a director or officer of our company, to the fullest extent allowed by Nevada law, except that indemnification is not permitted in relation to any matter in which such person is found to be liable for negligence or misconduct. In the event that an action, suit, or proceeding is settled, we may indemnify such person only in connection with such matters covered by the settlement as to which we are advised by counsel that the person to be indemnified did not commit such a breach of duty. Our bylaws define "expenses" to include, but not to be limited to, amounts of judgments, penalties or fines and interest thereon, costs, attorneys' fees, expert witness fees, and amounts paid in settlement, provided that such settlement is approved by our board of directors before we indemnify a person determined to be entitled to such indemnification.

     Section 78.751 of the Nevada General Corporation Law provides that a corporation may indemnify its directors and officers against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with an action, suit or proceeding in which the director or officer has been made or is threatened to be made a party, if the director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe that his or her conduct was unlawful. Any such indemnification may be made by the corporation only as ordered by a court or as authorized by the corporation's stockholders or board of directors in a specific case upon a determination made in accordance with the Nevada GCL that such indemnification is proper in the circumstances. Under the Nevada GCL, indemnification may not be made for any claim, issue or matter as to which the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement by the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Under the Nevada GCL, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the director or officer must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by the director or officer in connection with the defense.

                              CERTAIN TRANSACTIONS

     In January 1999, Franklin E. Cunningham, our Chairman of the Board, President, and Chief Executive Officer, acquired the building in Phoenix, Arizona, that we lease for our corporate offices, showroom, and warehouse space. We paid rental payments to Mr. Cunningham of approximately $59,000 during fiscal 1999. In connection with the dissolution of their marriage, in March 2000 Mr. Cunningham transferred this building to Lee M. Cunningham, who also is a director of our company. Because we entered into this lease with a third party prior to Mr. Cunningham's acquisition of the building, we believe that the terms of the lease are no less favorable to our company than we could obtain from non-affiliated parties. Our lease for this building expires in November 2000. We currently are negotiating an extension to this lease and we anticipate that the extension will be on terms substantially similar to the terms and conditions of the existing lease.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. SEC regulations require directors, officers, and greater than 10% stockholders to furnish our company with copies of all Section 16(a) forms that they file. Based solely upon our review of the copies of such forms for the year ended December 31, 1999 received by us and written representations that no other reports were required, we believe that each person who was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that (i) Aaron Macneil timely filed a report on Form 5 disclosing his beneficial ownership of our securities as of the date on which he became an officer of our company, which was required to have been reported earlier on Form 3; (ii) Franklin L. Cunningham filed a late report on Form 5 to disclose one transaction that should have been reported earlier on Form 4; and (iii) Lee M. Cunningham filed a late report on Form 5 to disclose one transaction that should have been reported earlier on Form 4.

            SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS,
                                  AND OFFICERS

     The following table sets forth certain information regarding the shares of our common stock beneficially owned as of November 3, 2000 (a) by each of our directors and executive officers; (b) by all of our directors and executive officers as a group; and (c) by each person who is known by us to own beneficially more than 5% of our common stock.

                                                          SHARES BENEFICIALLY
                                                               OWNED(2)
                                                       -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                NUMBER          PERCENT
---------------------------------------                ------          -------

DIRECTORS AND EXECUTIVE OFFICERS
Franklin E. Cunningham                               14,669,695         44.7%
Spencer W. Cunningham                                 4,138,000         12.6%
Aaron T. Macneil                                              0          *
Michael D. Nafziger                                           0          *
Lee M. Cunningham (3)                                   450,000          1.4%
L. Ernest Whitesel                                       23,750          *
Jaime Muguiro Munos(4)                                2,280,000          7.0%
Alejandro Muguiro Munos(5)                            1,520,000          4.6%
All directors and executive
 officers as a group (eight persons)                 23,081,445         70.3%

OTHER 5% SHAREHOLDERS
Allyson Cunningham(6)                                 1,906,975          5.8%
Alfredo Santiesteban Escalante(7)                     1,790,024          5.5%

*    Less than 1% of outstanding shares of common stock.

(1) Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned by him or her, subject to applicable community property law. Except as otherwise indicated, each of these persons may be reached through our company at 5236 South 40th Street, Phoenix, Arizona 85040.
(2) Based on 32,803,768 shares of common stock outstanding as of November 3, 2000. The numbers and percentages shown include the shares of common stock actually owned as of November 3, 2000 and the shares of common stock that the person or group had the right to acquire within 60 days of that date. In calculating the percentage of ownership, all shares of common stock that the identified person had the right to acquire within 60 days of November 3, 2000 are deemed to be held by such person for the purpose of computing the percentage of the shares of common stock owned by such person.
(3) Ms. Cunningham is not standing for re-election as a director of our company.
(4) Mr. Munos is an officer and director of our wholly owned subsidiary, Marmoles Muguiro, S.A. de C.V. Mr. Munos' address is c/o Marmoles Muguiro, S.A. de C.V., Boulevard Francisco Villa, Km 2 CD. Industrial, Durango, Durango, Mexico.
(5) Mr. Munos is an officer and director of our wholly owned subsidiary, Marmoles Muguiro, S.A. de C.V. Mr. Munos' address is c/o Marmoles Muguiro, S.A. de C.V., Boulevard Francisco Villa, Km 2 CD. Industrial, Durango, Durango, Mexico.
(6)  Ms. Cunningham is the daughter of Franklin and Lee Cunningham.
(7) Mr. Escalante's address is Avenue 20 de Noviembre # 320 Ote. 3er. Piso, Durango, Durango, Mexico.

                             PROPOSAL TO APPROVE THE
                            2000 INCENTIVE STOCK PLAN

     On March 15, 2000, our Board of Directors adopted our 2000 Incentive Stock Plan, or 2000 Plan, subject to approval by our stockholders within 12 months from the date of adoption. The full text of the 2000 Plan is included as "Appendix A" to this information statement.

     Our Board of Directors has for some time recognized the importance of providing a means for our employees and others who provide valuable services to our company to acquire a proprietary interest in our company and to link their interest and efforts to the long-term interests of our company's stockholders. The Board of Directors considered the likelihood that we will be required to grant stock options or other awards in the future in order to attract, retain, and motivate key employees, directors, and independent contractors to provide services to our company. In doing so, our directors took into account the competitive business environment in which we operate and the increasing importance that employees and potential employees, directors and potential directors, and other individuals who may provide valuable services to our company now attribute to compensation in the form of stock option grants.

     Accordingly, our Board of Directors adopted the 2000 Plan, which is intended to attract, retain, and motivate directors, employees, and independent contractors who provide valuable services to our company. The Board of Directors believes that it is in the best interests of our company to adopt the 2000 Plan. Accordingly, the holders of approximately 57.3% of our outstanding common stock have advised us that they will consent in writing to approve the 2000 Plan.

GENERAL TERMS OF THE 2000 PLAN; SHARES AVAILABLE FOR ISSUANCE

     The 2000 Plan provides for the grant of incentive and nonqualified stock options to acquire common stock, the direct grant of common stock, the grant of stock appreciation rights, or SARs, and grants of other stock-based awards to key personnel, directors, consultants, independent contractors, and others who provide valuable services to our company. We may issue up to a maximum of 30,000,000 shares of our common stock under the 2000 Plan. The maximum number of shares of stock with respect to which options or other awards may be granted to any individual employee, including officers, during the term of the incentive plan may not exceed 50% of the shares of common stock covered by the incentive plan. As of November 3, 2000, we have not granted any options or other awards under the incentive plan.

     If any award is forfeited, terminated, canceled, does not vest, or expires without having been exercised in full, stock not issued under such award will again be available for the purposes of the 2000 Plan. If any change is made in the stock subject to the 2000 Plan, or subject to any award granted under the 2000 Plan (through consolidation, spin-off, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, or otherwise), the 2000 Plan provides that appropriate adjustments will be made as to the aggregate number and type of shares available for awards, the maximum number and type of shares that may be subject to awards to any individual, the number and type of shares covered by each outstanding award, and the exercise price per share (but not the total price) for outstanding stock options.

     The 2000 plan will terminate on March 15, 2010, and options may be granted at any time during the life of the 2000 plan. The 2000 Plan is not intended to be the exclusive means by which we may issue options or warrants to acquire our common stock or any other type of stock-based award. To the extent permitted by applicable law, we may issue any other options, warrants, or awards other than pursuant to the 2000 Plan without stockholder approval.

ELIGIBILITY AND ADMINISTRATION

     Employees of our company, non-employee directors, proposed directors, proposed employees, and independent contractors will be eligible to receive options under the 2000 Plan. Options that are incentive stock options may be granted only to employees of our company.

     The Board of Directors will administer the 2000 Plan. The Board, in its sole discretion, may delegate all or any portion of its authority and duties under the 2000 Plan to one or more committees appointed by the Board under such conditions and limitations as the Board may from time to time establish. The Board and/or any committee that has been delegated the authority to administer the 2000 Plan is referred to as the "Plan Administrator." The Plan Administrator will have the authority, in its discretion, to determine all matters relating to awards, including the selection of the individuals to be granted awards, the type of awards, the number of shares of common stock subject to an award, vesting conditions, expiration dates, and any and all other terms, conditions, restrictions, and limitations, if any, of an award.

GRANT AND EXERCISE OF OPTIONS

     Options granted under the 2000 Plan may be either incentive stock options, as defined under the Internal Revenue Code, or nonqualified options. The expiration date, maximum number of shares purchasable, vesting provisions, and any other provisions of options granted under the 2000 Plan will be established at the time of grant. The Plan Administrator will set the term of each option, but incentive stock options may not be granted for terms of greater than 10 years (5 years if the option is granted to a stockholder who possesses more than 10% of the voting power of our stock). Options will vest and become exercisable in whole or in one or more installments at such time as may be determined by the Plan Administrator. Any unvested options will automatically vest and become exercisable upon a "Transfer of Control" of our company, as defined in the 2000 Plan.

     The exercise prices of options will be determined by the Plan Administrator, The exercise price of all incentive stock options granted under the 2000 Plan may not be less than 100% of the fair market value of the common stock at the time of the grant (110% of the fair market value if an option intended to be an incentive stock options granted to a stockholder who at the time the option is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of our company or of its subsidiaries). The most recent trade of our common stock in the National Quotation Bureau's "Pink Sheets" occurred on October 23, 2000, at a price of $0.21 per share.

TRANSFERABILITY OF OPTIONS; TERMINATION OF EMPLOYMENT OR SERVICES TO THE COMPANY

     Except as otherwise allowed by the Plan Administrator, options granted under the 2000 Plan are nontransferable other than by will or by the laws of descent and distribution upon the death of the holder and, during the lifetime of the holder, are exercisable only by such holder. Incentive stock options will not be exercisable for more than (a) up to three months after termination of the holder's employment for reasons other than death or disability, (b) up to one year after termination due to disability, and (c) as determined by the Plan Administrator after termination due to death. The Plan Administrator will determine the terms and conditions under which nonqualified options may be exercised following the termination of the holder's relationship with our company. If the Plan Administrator does not specify a different time period, nonqualified options will remain exercisable for the same periods of time after termination of the holder's relationship with our company as incentive stock options.

DURATION AND MODIFICATION

     The 2000 Plan will remain in force until March 15, 2010, unless sooner terminated by the Board of Directors. After the 2000 Plan is terminated, no future awards may be granted, but awards previously granted will remain outstanding in accordance with their applicable terms and conditions. The Board of Directors may amend, make additions to, suspend or terminate the 2000 Plan at any time, except that that the Board of Directors may not amend the 2000 Plan without the approval of our stockholders if such amendments would increase the aggregate number of shares of common stock that are available for issuance under the 2000 Plan. The Board of Directors also may not amend the 2000 Plan without stockholder approval if such approval is required by Section 422 of the Internal Revenue Code, which deals with incentive stock options, or Section 162(m) of the Internal Revenue Code, which deals with performance-based executive compensation.

     Despite the foregoing, the Board of Directors, in its sole discretion, may bifurcate the 2000 Plan so as to restrict, limit, or condition the use of any provision of the 2000 Plan to participants who are officers, directors or stockholders subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the 2000 Plan with respect to other participants.

FEDERAL INCOME TAX CONSEQUENCES

     Certain options granted under the 2000 Plan will be intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Accordingly, there will be no taxable income to an employee when an incentive stock option is granted to him or her or when that option is exercised. The amount by which the fair market value of the shares at the time of exercise exceeds the exercise price, however, generally will be treated as an item of preference in computing the alternate minimum taxable income of the option holder. If an option holder exercises an incentive stock option and does not dispose of the shares within either two years after the date of the grant of the option or one year of the date the shares were transferred to the option holder upon exercise, any gain realized upon disposition will be taxable to the option holder as a capital gain. If the option holder does not satisfy the applicable holding periods, however, the difference between the exercise price and the fair market value of the shares on the date of exercise of the option will be taxed as ordinary income, and the balance of the gain, if any, will be taxed as capital gain. If the option holder disposes of the shares before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the employee's ordinary income is limited to the amount realized less the exercise price paid. We will be entitled to a tax deduction only to the extent the option holder has ordinary income upon the sale or other disposition of the shares received when the option was exercised.

     Certain other options issued under the 2000 Plan may be nonqualified options. The income tax consequences of nonqualified options will be governed by
Section 83 of the Internal Revenue Code. Under Section 83, the excess of the fair market value of the shares of our common stock acquired pursuant to the exercise of any nonqualified option or the grant of other awards over the amount paid for such stock must be included in the gross income of the holder in the first taxable year in which the common stock acquired by the holder is not subject to a substantial risk of forfeiture. In calculating the excess value, fair market value will be determined on the date that the substantial risk of forfeiture expires, unless a Section 83(b) election is made to include the excess value in income immediately after the acquisition, in which case fair market value will be determined on the date of the acquisition. Generally, we will be entitled to a federal income tax deduction in the same taxable year that the holder recognizes income. We will be required to withhold income taxes with respect to income reportable pursuant to Section 83 by a holder. The basis of the shares acquired by an option holder will be equal to the exercise price of those shares plus any income recognized pursuant to Section 83. Subsequent sales of the acquired shares will produce capital gain or loss. Such capital gain or loss will be long term if the stock has been held for more than 12 months from the date the substantial risk of forfeiture lapsed or, if a Section 83(b) election is made, more than 12 months from the date the shares were acquired. The maximum federal capital gains tax rate currently is 20% for property held more than 12 months.

     If an option holder transfers a nonqualified option as a gift in a non-arm's length transfer, neither the option holder nor the transferee will realize taxable income at the time of transfer. Upon the subsequent exercise of the option by the transferee, the option holder will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. Upon a subsequent disposition of the shares by the transferee, the transferee will generally realize short-term or long-term capital gain or loss, with the basis for computing such gain or loss equal to the fair market value of the stock at the time of exercise. If an option holder makes a gift of an option and surrenders all dominion and control of the option, the gift should be complete for federal gift tax purposes at the time of transfer and should be valued at that time or, if later, at the time the option becomes vested. For gift and estate tax purposes, the gift on an option would generally cause the option and the shares of common stock acquired upon exercise to be excluded from the option holder's estate. Special rules may apply if the option holder makes a gift of an award to a charity or to a "living trust" under which the option holder retains the right to revoke the trust or substantially alter its terms.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Our Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit our consolidated financial statements for the fiscal year ending December 31, 2000. The holders of approximately 57.3% of our outstanding common stock have advised us that they intend to consent in writing to ratify such appointment.

                                                        Dated: November 20, 2000

                                   APPENDIX A

                          WORLD WIDE STONE CORPORATION
                            2000 INCENTIVE STOCK PLAN

             ADOPTED BY THE BOARD OF DIRECTORS AS OF MARCH 15, 2000

     1. PURPOSE. The purpose of this 2000 Incentive Stock Plan (the "Plan") is to attract, retain and motivate employees, directors, and independent contractors by providing them with the opportunity to acquire a proprietary interest in WORLD WIDE STONE CORPORATION, a Nevada corporation (the "Company") and to link their interest and efforts to the long-term interests of the Company's shareholders.

     2. PLAN ADMINISTRATION

          2.1 IN GENERAL. The Plan shall be administered by the Company's Board of Directors (the "Board"). Except for the power to amend the Plan as provided in Section 11, the Board, in its sole discretion, may delegate all or any portion of its authority and duties under the Plan to one or more committees appointed by the Board and consisting of at least one member of the Board, under such conditions and limitations as the Board may from time to time establish. The Board and/or any committee that has been delegated the authority to administer the Plan shall be referred to as the "Plan Administrator." Except as otherwise explicitly set forth in the Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to awards (as described in Section 5) under the Plan, including the selection of the individuals to be granted awards, the type of awards, the number of shares of the Company's common stock ("Common Stock") subject to an award, vesting conditions, and any and all other terms, conditions, restrictions and limitations, if any, of an award. All decisions made by the Plan Administrator pursuant to the Plan and related orders and resolutions shall be final and conclusive.

          2.2 RULE 16B-3 AND CODE SECTION 162(M). Notwithstanding any provision of this Plan to the contrary, only the Board or a committee composed of two or more "Non-Employee Directors" may make determinations regarding grants of awards to officers, directors, and 10% shareholders of the Company. For purposes of this Plan, the term "Non-Employee Directors" shall have the meaning set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Plan Administrator shall have the authority and discretion to determine the extent to which awards will conform to the requirements of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and to take such action, establish such procedures, and impose such restrictions as the Plan Administrator determines to be necessary or appropriate to conform to such requirements.

          2.3 OTHER PLANS. The Plan Administrator also shall have authority to grant awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company.

     3. ELIGIBILITY. Any employee of the Company shall be eligible to receive any award under the Plan. Directors who are not employees, proposed directors, proposed employees and independent contractors shall be eligible to receive awards other than Incentive Stock Options (as defined in Section 5.2). For purposes of this Section 3, the "Company," with respect to all awards under the Plan, other than Incentive Stock Options, includes any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Plan Administrator. With respect to Incentive Stock Options, the "Company" includes any parent or subsidiary of the Company as defined in Section 424 of the Code.

     4. SHARES SUBJECT TO THE PLAN

          4.1 NUMBER AND SOURCE. The shares offered under the Plan shall be shares of Common Stock and may be unissued shares or shares now held or subsequently acquired by the Company as treasury shares, as the Plan Administrator may from time to time determine. Subject to adjustment as provided in Section 4.3, the aggregate number of shares of Common Stock that may be issued under the Plan, including shares that may be issued upon exercise of Incentive Stock Options, shall not exceed 30,000,000 shares. The aggregate number of shares that may be covered by awards granted to any one individual in any year shall not exceed 50% of the total number of shares that may be issued under the Plan.

          4.2 SHARES AVAILABLE. Any shares subject to an award granted under the Plan that is forfeited, terminated or canceled, or any shares that do not vest, shall again be available for the granting of awards under the Plan. If a stock appreciation right is settled in cash, the shares covered by such award shall remain available for the granting of other awards. The payment of cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards shall not be counted against the shares available for issuance.

          4.3 ADJUSTMENT OF SHARES AVAILABLE. The aggregate number and type of shares available for awards under the Plan, the maximum number and type of shares that may be subject to awards to any individual under the Plan, the number and type of shares covered by each outstanding award, and the exercise price per share (but not the total price) for stock options, stock appreciation rights or similar awards outstanding under the Plan shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any split-up, combination or exchange of shares, consolidation, spin-off or recapitalization of shares or any like capital adjustment or the payment of any stock dividend.

          4.4 TRANSFER OF CONTROL. In the event of a Transfer of Control of the Company (as defined below), the surviving, continuing, successor or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiring Corporation") shall either assume the Company's rights and obligations under outstanding awards or substitute for outstanding awards substantially equivalent awards for the Acquiring Corporation's stock. In the event the Acquiring Corporation elects not to assume or substitute for such outstanding awards in connection with the Transfer of Control, the Board may, in its discretion, provide that any unexercisable and/or unvested portion of the outstanding awards shall be immediately exercisable and vested in full on or before the date of the Transfer of Control. The exercise and/or vesting of any award that is permissible solely by reason of this Section 4.4 shall be conditioned upon the consummation of the Transfer of Control. Any awards that are neither (i) assumed or substituted for by the Acquiring Corporation in connection with the Transfer of Control nor (ii) exercised on or before the date of the Transfer of Control shall terminate and cease to be outstanding effective as of the date of the Transfer of Control. Unless otherwise determined by the Board, a "Transfer of Control" shall be deemed to have occurred in the event of any of the following:
(a) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company if the shareholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such sale or exchange; (b) a merger or consolidation if the shareholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such merger or consolidation (regardless of whether the Company is the surviving corporation); (c) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (d) a liquidation or dissolution of the Company.

     5. AWARDS

          5.1 TYPES OF AWARDS. Awards granted under this Plan may include, but are not limited to, Incentive Stock Options or Nonqualified Stock Options (as defined in Section 5.2), stock appreciation rights or restricted stock awards. Such awards may be granted either alone, in addition to, or in tandem with any other type of award granted under the Plan.

          5.2 STOCK OPTIONS. The Plan Administrator may grant stock options, designated as "Incentive Stock Options," which comply with the provisions of
Section 422 of the Code or any successor statutory provision, or "Nonqualified Stock Options" that do not comply with the provisions of Section 422 of the Code or any successor statutory provision. The price for which shares may be purchased upon exercise of a particular option shall be determined by the Plan Administrator; provided, however, that the exercise price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value (as defined below) of such shares on the date such option is granted (110% of the Fair Market Value if options are intended to be Incentive Stock Options and are granted to a shareholder who at the time the option is granted owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company). For purposes of the Plan, "Fair Market Value" as to a particular day shall be the per-share closing price for the Common Stock as reported for the prior trading day in THE WALL STREET JOURNAL or in such other source as the Plan Administrator deems reliable. The Plan Administrator shall set the term of each stock option, but no Incentive

Stock Option shall be exercisable more than 10 years after the date such option is granted and, to the extent the aggregate Fair Market Value (determined as of the date the option is granted) of Common Stock with respect to which Incentive Stock Options granted to a particular individual become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000 (or such corresponding amount as may be set by the Code) such options shall be treated as Nonqualified Stock Options. An optionholder and the Plan Administrator can agree at any time to convert an Incentive Stock Option to a Nonqualified Stock Option.

          5.3 STOCK APPRECIATION RIGHTS. The Plan Administrator may grant stock appreciation rights, either in tandem with a stock option granted under the Plan or with respect to a number of shares for which an option is not granted. A stock appreciation right shall entitle the holder to receive, with respect to each share of stock as to which the right is exercised, payment in an amount equal to the excess of the share's Fair Market Value on the date the right is exercised over its Fair Market Value on the date the right was granted. Such payment may be made in cash or in shares of Common Stock valued at Fair Market Value as of the date of the surrender, or partly in cash and partly in shares of Common Stock, as determined by the Plan Administrator in its sole discretion. The Plan Administrator may establish a maximum appreciation value payable for stock appreciation rights.

          5.4 RESTRICTED STOCK AWARDS. The Plan Administrator may grant restricted stock awards under the Plan in Common Stock or denominated in units of Common Stock. The Plan Administrator, in its discretion, may make such awards subject to conditions and restrictions, as set forth in the instrument evidencing the award, which may be based on continuous service with the Company or the attainment of certain performance goals related to profits, profit growth, profit-related return ratios, cash flow or shareholder returns, where such goals may be stated in absolute terms or relative to comparison companies or indices or to be achieved during a period of time. The Plan Administrator may choose, at the time of granting a restricted stock award or at any time thereafter up to the time of payment of the award, to include as part of such award an entitlement to receive dividends or dividend equivalents, subject to such terms as the Plan Administrator may establish. All dividends or dividend equivalents that are not paid currently may, in the Plan Administrator's sole discretion, accrue interest and be paid to the participant if, when, and to the extent such award is paid.

          5.5 PAYMENT; DEFERRAL. Awards granted under the Plan may be settled through cash payments, the delivery of Common Stock (valued at Fair Market
Value) or the granting of awards or combinations thereof as the Plan Administrator shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions, and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits to deferred stock unit equivalents.

          5.6 INDIVIDUAL AWARD AGREEMENTS. Stock Options shall and other awards may be evidenced by agreements between the Company and the recipient in such form and content as the Plan Administrator from time to time approves, which agreements shall substantially comply with and be subject to the terms of the Plan. Such individual agreements may contain such provisions or conditions as the Plan Administrator deems necessary or appropriate to effectuate the sense and purpose of the Plan and may be amended from time to time in accordance with the terms thereof.

     6. AWARD EXERCISE

          6.1 PRECONDITION TO STOCK ISSUANCE. No shares shall be delivered pursuant to the exercise of any stock option or stock appreciation right, in whole or in part, until qualified for delivery under such securities laws and regulations as may be deemed by the Plan Administrator to be applicable thereto and until, in the case of the exercise of an option, payment in full of the option price thereof (in cash or stock as provided in Section 6.3) is received by the Company. No holder of an option or stock appreciation right, or any legal representative, legatee or distributee shall be or be deemed to be a holder of any shares subject to such option or right unless and until such option or right is exercised, the exercise price is paid, and such shares are issued.

          6.2 NO FRACTIONAL SHARES. No stock option may at any time be exercised with respect to a fractional share. No fractional share shall be issued with respect to a stock appreciation right; however, a fractional stock appreciation right may be exercised for cash.

          6.3 FORM OF PAYMENT. An optionee may exercise a stock option using as the form of payment (a) cash or cash equivalent, (b) stock-for-stock payment (as described below), (c) cashless exercises, (d) any combination of the above, or
(e) such other means as the Plan Administrator may approve. Any optionee who owns Common Stock may use such shares as a form of payment to exercise stock options granted under the Plan. The Plan Administrator, in its discretion, may restrict or rescind this right by notice to optionees. A stock option may be exercised in such manner only by tendering (actually or by attestation) to the Company whole shares of Common Stock having a Fair Market Value equal to or less than the exercise price. If an option is exercised by surrender of shares having a Fair Market Value less than the exercise price, the optionholder must pay the difference in cash.

     7. TRANSFERABILITY. Any Incentive Stock Option granted under the Plan shall, during the recipient's lifetime, be exercisable only by such recipient, and shall not be assignable or transferable by such recipient other than by will or the laws of descent and distribution. Except as specifically allowed by the Plan Administrator, any other award under the Plan and any of the rights and privileges conferred thereby shall not be assignable or transferable by the recipient other than by will or the laws of descent and distribution and such award shall be exercisable during the recipient's lifetime only by the recipient.

     8. WITHHOLDING TAXES; OTHER DEDUCTIONS. The Company shall have the right to deduct from any settlement of an award granted under the Plan, including the delivery or vesting of shares, (a) an amount of cash or shares of Common Stock having a value sufficient to cover withholding as required by law for any federal, state or local taxes, and (b) any amounts due from the recipient of such award to the Company or to any parent or subsidiary of the Company or to take such other action as may be necessary to satisfy any such withholding or other obligations, including withholding from any other cash amounts due or to become due from the Company to such recipient an amount equal to such taxes or obligations. The Plan Administrator also may, in its discretion, permit the holder of an award to deliver to the Company, at the time the award is exercised or vests, one or more shares of Common Stock previously acquired by such individual (other than pursuant to the transaction triggering the taxes) with an aggregate Fair Market Value up to or equal to (but not in excess of) the amount of the taxes incurred in connection with such exercise or vesting.

     9. TERMINATION OF SERVICES. The terms and conditions under which an award may be exercised following termination of a recipient's employment, directorship or independent contractor relationship with the Company shall be determined by the Plan Administrator; provided, however, that Incentive Stock Options shall not be exercisable at any time after the earliest of the date that is (a) three months after termination of employment, unless due to death or Disability (as defined in Section 22(e)(3) of the Code); (b) as determined by the Plan Administrator after termination of employment due to death; (c) one year after termination of employment due to Disability; or (d) ten years after the date of grant (five years if granted to a shareholder who at the time the option is granted owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company).

     10. TERM OF THE PLAN. The Plan shall become effective as of the date of adoption by the Board and shall remain in full force and effect through the date that is ten years thereafter, unless sooner terminated by the Board. After the Plan is terminated, no future awards may be granted, but awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan's terms and conditions.

     11. PLAN AMENDMENT; BIFURCATION OF THE PLAN. The Board may amend, suspend or terminate the Plan at any time; provided that no such amendment shall be made without the approval of the Company's shareholders (a) that would increase the number of shares available for issuance under the Plan (other than in accordance with Section 4.3), or (b) if such approval is required (i) to comply with
Section 422 of the Code with respect to Incentive Stock Options, or (ii) for purposes of Section 162(m) of the Code. Notwithstanding any provision of this Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers, directors or shareholders subject to Section 16 of the 1934 Act without so restricting, limiting or conditioning the Plan with respect to other participants

     12. PLAN NOT EXCLUSIVE. This Plan is not intended to be the exclusive means by which the Company may issue awards to acquire its Common Stock.

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
     13. GOVERNING LAW. The Plan shall be governed by, and all questions arising hereunder shall be determined in accordance with, the laws of the State of Arizona.

     14. APPROVAL BY SHAREHOLDERS. This Plan shall be submitted to the shareholders of the Company for their approval at a regular or special meeting to be held within 12 months after the adoption of this Plan by the Board. Shareholder approval shall be evidenced by the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and voting at the meeting. If the shareholders decline to approve this Plan at such meeting or if this Plan is not approved by the shareholders within 12 months after its adoption by the Board, this Plan (and all awards granted hereunder) shall automatically terminate to the same extent and with the same effect as though this Plan had never been adopted. If this Plan is approved by shareholders, all awards granted under the Plan to persons who are "Affiliates" of the Company (as defined under the Securities Act of 1933, as amended) shall be deemed acquired on the date such approval is obtained.

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